June 8, 2011

American Realty Capital Daily Net Asset Value Trust, Inc.
405 Park Avenue
New York, New York 10022

Re:	Registration Statement on Form S-11 (File No. 333-169821)

Ladies and Gentlemen:

We have served as Maryland counsel to American Realty Capital Daily Net Asset Value Trust, Inc., a Maryland corporation (the “Company”), in connection with certain matters of Maryland law arising out of the registration of 181,565,656 shares (the “Shares”) of common stock, $0.01 par value per share, of the Company, consisting of Retail Shares (“Retail Shares”) and Institutional Shares (“Institutional Shares”), covered by the above-referenced Registration Statement, and all amendments thereto (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”).  156,565,656 Shares, including 101,010,101 Retail Shares and 55,555,555 Institutional Shares (collectively, the “Public Offering Shares”), are issuable in the Company’s initial public offering (the “Offering”) pursuant to subscription agreements (the “Subscription Agreements”) and 25,000,000 Shares (the “Plan Shares”) are issuable pursuant to the Company’s Distribution Reinvestment Plan (the “Plan”), subject to the right of the Company to reallocate Shares between Retail Shares and Institutional Shares and between the Offering and the Plan as described in the Registration Statement.

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (herein collectively referred to as the “Documents”):

1.           The Registration Statement and the related form of prospectus included therein (including, without limitation, the Plan attached thereto as Appendix B and the form of Subscription Agreement attached thereto as Appendix C) in the form in which it was transmitted to the Commission under the 1933 Act;

2.           The charter of the Company, certified by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

American Realty Capital Daily Net Asset Value Trust, Inc.
June 8, 2011

3.           The form of Articles of Amendment and Restatement of the Company to be filed with the SDAT prior to the issuance of the Shares (the “New Charter”), certified as of the date hereof by an officer of the Company;

4.           The Bylaws of the Company, certified as of the date hereof by an officer of the Company;

5.           A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

6.           Resolutions adopted by the Board of Directors of the Company relating to the sale, issuance and registration of the Shares (the “Resolutions”), certified as of the date hereof by an officer of the Company;

7.           A certificate executed by an officer of the Company, dated as of the date hereof; and

8.           Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

1.           Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

2.           Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3.           Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

4.           All Documents submitted to us as originals are authentic.  The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered.  All Documents submitted to us as certified or photostatic copies conform to the original documents.  All signatures on all such Documents are genuine.  All public records reviewed or relied upon by us or on our behalf are true and complete.  All representations, warranties, statements and information contained in the Documents are true and complete.  There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

American Realty Capital Daily Net Asset Value Trust, Inc.
June 8, 2011

5.           Prior to the issuance of any of the Shares, the New Charter will have been filed with, and accepted for record by, the SDAT.

6.           The Shares will not be issued or transferred in violation of any restriction or limitation on transfer and ownership of shares of stock of the Company contained in Article V, Section 5.9 of the New Charter.

7.           Upon the issuance of any of the Shares, the total number of Retail Shares issued and outstanding will not exceed the total number of Retail Shares that the Company is then authorized to issue under the New Charter and the total number of Institutional Shares issued and outstanding will not exceed the total number of Institutional Shares that the Company is then authorized to issue under the New Charter.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1.           The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

2.           The issuance of the Public Offering Shares has been duly authorized and, when and if issued and delivered against payment therefor in accordance with the Resolutions, the Subscription Agreements and the Registration Statement, the Public Offering Shares will be validly issued, fully paid and nonassessable.

3.           The issuance of the Plan Shares has been duly authorized and, when and if issued and delivered against payment therefor in accordance with the Resolutions, the Plan and the Registration Statement, the Plan Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the laws of the State of Maryland and we do not express any opinion herein concerning any other law.  We express no opinion as to compliance with any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers.  To the extent that any matter as to which our opinion is expressed herein would be governed by any jurisdiction other than the State of Maryland, we do not express any opinion on such matter.  The opinion expressed herein is subject to the effect of judicial decisions which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

American Realty Capital Daily Net Asset Value Trust, Inc.
June 8, 2011

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated.  We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement.  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein.  In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours,

/s/ Venable LLP

120742/305758